Exhibit 15.1

Awareness Letter from Independent Registered Public Accounting Firm

June 27, 2014

Unilife Corporation

York, Pennsylvania

Re: Registration Statement on Form S-3 filed on about June 27, 2014

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference herein of our report dated February 10, 2014 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Harrisburg, Pennsylvania